EXHIBIT 10(v)

Executive Employment Agreement
Weyerhaeuser Company (the “Company”), a Washington corporation, and Doyle R. Simons (the “Employee”), an individual, enter into this Executive Employment Agreement as of February 17, 2016 (the “Agreement”).
WHEREAS, the Employee and the Company are parties to that certain Executive Change in Control Agreement (Tier I), dated as of January 27, 2014, attached hereto as Exhibit A (the “Change in Control Severance Agreement”), and that certain Executive Severance Agreement (Tier I), dated as of January 27, 2014, attached hereto as Exhibit B (the “Executive Severance Agreement” and, together with the Change in Control Severance Agreement, the “Severance Agreements”);
WHEREAS, the Company wishes to continue the Employee’s employment according to the following terms and conditions; and
WHEREAS, the Employee wishes to continue employment with the Company on such terms and conditions.
NOW, THEREFORE, the Company and the Employee agree as follows:
1.Employment, Duties and Acceptance. (a) The Company hereby employs the Employee to continue to render full-time services to the Company as President and Chief Executive Officer during the Term (as defined below) and to perform such duties commensurate with such offices as he shall reasonably be directed by the Board of Directors of the Company (the “Board”) to perform. The Employee shall continue to report directly to the Board during the Term. The Employee hereby accepts such employment and agrees to render such services.
(b)The Employee serves as a member of the Board as of the date hereof and the Company shall include the Employee in the management slate for election as a member of the Board at every shareholder meeting during the Term at which his term as a director would otherwise expire. The Employee agrees to accept such appointment and to serve during all or any part of the Term as a member of the Board, without any separate compensation therefore. The Employee shall be permitted to continue to serve as a member of the board of directors of Fiserv, Inc. during the Term. The Employee acknowledges that he shall not be permitted to serve as a member of the board of directors of any other publicly traded company during the Term without the Board’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)The principal place of employment of the Employee hereunder shall be at the Company’s corporate headquarters in the state of Washington; provided that the Employee may be required to travel on Company business during the Term.
2.Term of Employment. (a) The term of the Employee’s employment under this Agreement (the “Term”) shall commence on the date hereof (the “Effective Date”) and expire on the fifth anniversary thereof (the “End Date”), unless the Term and the Employee’s employment hereunder are terminated prior to the End Date in accordance with Section 4. The Employee acknowledges and agrees that there is no assurance that this Agreement shall be renewed or extended upon the expiration of the Term, the Company has no obligation to renew or extend this Agreement and the Employee has no right to any such renewal or extension and a failure to renew or extend this Agreement shall not entitle the Employee to any additional payments or benefits.

EXHIBIT 10(v)

3.Compensation and Benefits. (a) The Company agrees to pay the Employee a base salary at the fixed rate of $1,000,000 per annum, payable pursuant to the Company’s normal payroll processes. The Employee’s annual base salary may be increased (but not decreased) following the Effective Date as determined by the Board (or the appropriate committee thereof) in its sole discretion. The Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Annual Base Salary”.
(b)The Employee shall be eligible to receive an annual bonus during the Term (including with respect to the fiscal year ending December 31, 2016), in accordance with the annual incentive program applicable generally to senior executives of the Company. The target value for such annual bonus shall be no less than 150% of the Employee’s Annual Base Salary; provided that the Board (or the appropriate committee thereof) may elect to pay a greater or lesser bonus in any year, in its sole discretion, based on its assessment of the Employee’s level of performance, the Company’s achievement of its business goals, special contributions that the Employee may have made during the year under consideration or other factors as the Board may determine appropriate. Any annual bonus payable under this Section 3(b) shall be paid to the Employee no later than March 15th of the year following the year in which such annual bonus is earned.
(c)The Employee shall be eligible to receive annual grants under the Company’s long-term incentive compensation plans, on terms and conditions no less favorable to the Employee than the awards made generally to other senior executives of the Company. The target value for such annual long-term incentive grant(s) shall be no less than the target value of the long-term incentive grant(s) made to Employee in 2016; provided that the payout under any particular long-term incentive award may be greater or lesser than the target value in any year based on achievement against performance goals or targets as the Board (or the appropriate committee thereof) may determine appropriate.
(d)The Company shall reimburse the Employee for all reasonable expenses actually incurred by him during the Term in the performance of his services under this Agreement, as soon as practicable after presentation by the Employee of expense statements or vouchers or such other supporting information as the Company may require, in accordance with the Company’s policies in effect from time to time.
(e)The Employee shall continue to be eligible to participate in the pension, supplemental pension, group health and dental, life insurance, disability, paid time off, holiday and other employee benefits plans which the Company provides for its senior executives, on the same basis as such other senior executives.
4.Termination of Employment. (a) Death or Disability. (i) The Term and the Employee’s employment hereunder shall terminate automatically upon the Employee’s death. If the Company determines in good faith that a Disability (as defined below) of the Employee has occurred, it may provide written notice to the Employee of its intention to terminate the Term and the Employee’s employment hereunder on account of such Disability and, in such event, the Term and the Employee’s employment hereunder shall terminate on the 30th day following the Employee’s receipt of such notice, so long as the Employee shall not have returned to full-time performance of the Employee’s duties within such 30-day period.
(ii)For purposes of this Agreement, “Disability” shall have the meaning ascribed thereto in the Company’s Retirement Plan for Salaried Employees, or any successor to such plan.
(b)Termination by the Company or by the Employee. (i) The Company or the Employee may terminate the Term and the Employee’s employment hereunder at any time for any

EXHIBIT 10(v)

reason or no reason by providing the other party with written notice of such fact and the effective date thereof. For the avoidance of doubt, this Section 4(b) shall not be construed to limit the terms of the Severance Agreements regarding notice of termination, which terms shall continue in full force and effect following the date hereof.
(c)Other Positions. If, as of the date of the termination of the Term and the Employee’s employment hereunder for any reason or no reason, the Employee is a member of the Board or the board of directors of any of the Company’s subsidiaries, or holds any other position with the Company or its subsidiaries, the Employee shall automatically be deemed to have resigned from all such positions as of the effective date of such termination. The Employee hereby agrees to execute such documents and take such other actions as the Company may request to reflect such resignation or resignations. For the avoidance of doubt, this Section 4(c) shall not be construed to limit the terms of the Severance Agreements regarding removal from representative boards, which terms shall continue in full force and effect following the date hereof.
5.Obligations of the Company upon Termination of Employment. (a) In the event of (i) the Employee’s death, (ii) the termination of the Term and the Employee’s employment hereunder by reason of the Disability of the Employee or (iii) the termination of the Term and the Employee’s employment hereunder by the Company or by the Employee for any reason or no reason, the Employee (or the Employee’s legal representative, as applicable) shall not be entitled to any additional payments or benefits from the Company under this Agreement, other than (A) the Employee’s earned but unpaid Annual Base Salary, unreimbursed business expenses properly incurred by the Employee pursuant to Section 3(c) and any other compensation earned by or owed to (but not yet paid to) the Employee through and including the date of the Employee’s death or the effective date of such termination (collectively, the “Accrued Benefits”), to the extent the payment of such Accrued Benefits shall not result in a duplication of benefits payable pursuant to the Severance Agreements, and (B) in the case of a Retirement (as defined below), the benefits described in Section 5(b). The Accrued Benefits shall be payable as soon as practicable, but in no event later than 30 days following the date of the Employee’s death or the effective date of such termination, or at such other date as shall be specified under the terms of the employee benefit plan pursuant to which the benefit is payable.
(b)(i)    Notwithstanding anything to the contrary in an award agreement governing any stock awards, stock options, restricted stock, restricted stock units, performance shares, performance share units, or other equity-based compensation awards (“Equity Awards”) that are outstanding and unvested as of the date hereof, and except to extent expressly set forth in any award agreement governing Equity Awards granted to the Employee following the date hereof, in the event the Employee terminates the Term and his employment hereunder at age 55 or older under any circumstances not constituting Good Reason (as defined below) (a “Retirement”):
(A)a pro-rata portion of any Equity Awards granted within the one-year period prior to the effective date of such termination, and which are outstanding and unvested as of the effective date of such termination, shall be forfeited for no consideration, with such proration determined based on a fraction, the numerator of which is the number of full months measured from the effective date of such termination to the one-year anniversary of the grant date of the applicable Equity Award, and the denominator of which is 12; and
(B)all Equity Awards (regardless of when granted, but excluding those which are forfeited in accordance with the immediately preceding clause (A)) which are outstanding and unvested as of the effective date of such termination shall remain outstanding and, subject to Section 5(b)(ii) below, shall become vested on their regularly scheduled vesting date, or such earlier time as is provided pursuant to the terms of such awards or as provided in the Severance Agreements and, if applicable, any such awards that so vest shall remain fully exercisable through their remaining term;

EXHIBIT 10(v)

provided that any amounts payable as a result of any acceleration of vesting of such awards shall not be paid prior to the first date on which payment is permitted without penalty under Section 409A (as defined below).
(ii)Notwithstanding anything to the contrary in this Agreement, any outstanding Equity Awards described in Section 5(b)(i)(B) above shall be forfeited for no consideration in the event that, at any time following the Employee’s Retirement and prior to the date that the applicable Equity Award vests in accordance with its terms, the Board determines in its sole discretion that the Employee has entered into a full-time professional employment or service relationship with any person, firm or corporation (regardless of the business in which such person, firm or corporation is engaged); provided that Employee’s service on one or more boards of directors, boards of advisors or boards of trustees (regardless of whether the related person, firm or corporation is for-profit or not-for-profit or a publicly traded or a private firm or corporation) or other work or services for a not-for-profit entity or civic organization will not be deemed full-time professional employment or service relationship for purposes of this Agreement.
(iii)For purposes of this Agreement, “Good Reason” shall have the meaning ascribed thereto in the Change in Control Severance Agreement.
(iv)For the avoidance of doubt, in the event the Employee terminates the Term and his employment hereunder for any reason other than Retirement (including under circumstances constituting Good Reason), the vesting (and exercisability, as applicable) of the Employee’s Equity Awards shall be governed by the terms of such awards and the Severance Agreements.
(v)For the avoidance of doubt, nothing herein shall be construed to limit the terms of the Severance Agreements regarding the Employee’s entitlement to receive severance or other separation payments or benefits upon a termination of employment, which terms shall continue in full force and effect following the date hereof.
6.Mitigation. The Company’s obligation to make the payments provided in this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Employee. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under this Agreement, nor shall his seeking or obtaining any such employment limit, restrict or reduce any of the amounts payable under this Agreement.
7.Cooperation. The Employee agrees to reasonably cooperate with the Company during the Term and thereafter, at the Company’s sole expense relating to any travel or other out-of-pocket expenses incurred, in connection with any governmental, regulatory, commercial, private or other investigations, arbitrations, litigations or similar matters that may arise during the Term, or in any way relate to events that occurred during the Term, until such investigations, arbitrations, litigations or similar matters are completely resolved.
8.Non-Disparagement. (a) During the Term and thereafter, the Employee shall not make any oral or written statement or comment that disparages, diminishes or injures, or that a reasonable person would expect at the time such statement or comment is made to likely have the effect of disparaging, diminishing or injuring, the reputation or goodwill of the Company or its affiliates, or any of its or their respective directors, officers or employees; provided, however, that nothing herein shall prevent the Employee from (i) making truthful statements in good faith in response to any governmental or regulatory inquiry or in any judicial, administrative or other proceeding or government investigation or (ii) providing any information that may be required by applicable law.
(b)Notwithstanding the foregoing, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Employee from exercising any legally

EXHIBIT 10(v)

protected whistleblower rights (including pursuant to Rule 21F under the United States Securities Exchange Act of 1934, as amended). Specifically, nothing in this Agreement shall prohibit the Employee from (i) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with a government agency that is responsible for enforcing a law, (ii) making any oral or written statement or comment to the extent required by law or legal process or permitted by Section 21F of the Exchange Act or (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding.
9.Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested), or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company:
Weyerhaeuser Company
Corporate Headquarters Building
33663 Weyerhaeuser Way South
Federal Way, Washington 98003
Attention: General Counsel
If to the Employee:
To the most recent address on file with the Company
10.General. (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Washington.
(b)The parties agree that any action, claim, or other proceeding involving any dispute between them shall be resolved by a judge alone in a bench trial, and both parties expressly waive their right to a trial by a jury of any such action, claim, or proceeding.
(c)The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(d)This Agreement, together with the Severance Agreements, set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof (subject to Section 10(h) hereof). Neither party has made any representation, promise or inducement that is not embodied in this Agreement and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(e)This Agreement and the Employee’s rights and obligations hereunder may not be assigned by the Employee or the Company; provided, however, that the Company may assign this Agreement to an affiliate or a successor-in-interest.
(f)This Agreement may be amended, modified, superseded, canceled, renewed or extended only by a written instrument executed by the parties hereto. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

EXHIBIT 10(v)

(g)The Company shall have the right to withhold from any amounts payable under this Agreement all Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
(h)Notwithstanding anything herein to the contrary, Employee acknowledges and agrees that any compensation received by Employee from the Company or any affiliate thereof relating to employment with the Company or an affiliate thereof, including pursuant to this Agreement or the Severance Agreements, shall be subject to the Company’s incentive compensation clawback policy.
(i)For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”.
11.Section 409A. (a) Notwithstanding any other provision to the contrary, the parties agree that amounts payable under the Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code (collectively with the final Treasury regulations and any guidance promulgated thereunder, “Section 409A”).
(b)For purposes of the Agreement, each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury regulations.
(c)All expenses or other reimbursements described in this Agreement shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee. No reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. All payments and benefits that are payable upon a termination of the Term and the Employee’s employment hereunder shall be paid or provided only upon the Employee’s separation from service from the Company. If the Employee is considered by the Company to be a “specified employee” (within the meaning of Section 409A) upon a “separation from service” from the Company (within the meaning of Section 409A) and any payment or the provision of any benefit under the Agreement or otherwise that is payable upon a separation from service from the Company is determined to be nonqualified deferred compensation subject to Section 409A, then any such payment or benefit shall not commence until the earlier of (i) the first payroll period commencing during the seventh month immediately following the date of such separation from service from the Company, and (ii) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed hereunder (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
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EXHIBIT 10(v)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WEYERHAEUSER COMPANY

/s/ Denise M. Merle
Name:    Denise M. Merle

Title:	SVP, Human Resources and Investor Relations
Date: February 17, 2016

Accepted and Agreed to:

/s/ Doyle R. Simons
Doyle R. Simons
Date: February 17, 2016

[Signature Page to Doyle R. Simons Executive Employment Agreement]